47404.0001
RMK
BWB CRS
ITM JFC
JGA JPH
MGB RAD

RECEIVED
JAN 2 6 2006
SNELL & WILMER

NOT FOR PUBLICATION

UNITED STATES COURT OF APPEALS

FOR THE NINTH CIRCUIT

FILED
JAN 23 2006
CATHY A. CATTERSON, CLERK
U.S. COURT OF APPEALS

ROBERT T. FABER, acting in his personal capacity and derivatively on behalf of GoldSpring, Inc.; LES CAHAN, acting in his personal capacity and derivately on behalf of GoldSpring, Inc., Plaintiffs - Appellees, v. STEPHEN B. PARENT, husband; JUDITH A. PARENT, wife; JERRIE W. GASCH, husband; MARTHA GASCH, wife aka Jane Doe Gasch; PURNENDU K. RANA MEDHI, husband; SARA RANA MEDHI, wife aka Jane Doe Rana Medhi, Defendants - Appellants, and GOLDSPRING INC., a Florida corporation, Defendant.	No. 05-15665 D.C. No. CV-04-02960-EHC MEMORANDUM* Petition for Rehearing 2-6-06db Petition for Writ of Certiorari 4-24-06db Bill of Costs 2-6-06db

* This disposition is not appropriate for publication and may not be cited to or by the courts of this circuit except as provided by 9th Cir. R. 36-3.

Appeal from the United States District Court
for the District of Arizona
Earl H. Carroll, District Judge, Presiding

Argued and Submitted January 12, 2006
San Francisco, California

Before: TASHIMA and W. FLETCHER, Circuit Judges, and SHEA,[**] District Judge.

Plaintiffs Robert Faber and Les Cahan sued Defendants Stephen Parent ("Parent"), Jerrie Gasch, Judith Parent, and Purnendu K. Rana Medhi for alleged violations of the Securities Exchange Act of 1934, and for breach of fiduciary duty, stemming from Parent's takeover of GoldSpring, Inc. in December 2004. Plaintiffs primarily contend that Defendants violated Section 14(a) of the Act, 15 U.S.C. § 78n(a), by failing to file and disseminate a proxy statement before they removed GoldSpring's board of directors. Defendants appeal from the district court's decision granting Plaintiffs a preliminary injunction that restored the board to its original composition.

Parent served as GoldSpring's chief executive officer until August 2004, when he resigned after allegations of self-dealing and other misconduct surfaced. Shortly thereafter, GoldSpring voted to approve a transaction with investors

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[**] The Honorable Edward F. Shea, United States District Judge for the Eastern District of Washington, sitting by designation.

assembled by Merriman, Curhan & Ford (the "Merriman transaction"). The Merriman Investors agreed to convert $10 million worth of GoldSpring stock they held into an equivalent amount in promissory notes. Pursuant to the agreement, these notes could be converted back into stock. The Merriman Investors also received warrants to purchase millions of additional shares.

On December 9, 2004, Parent, ostensibly to prevent the Merriman transaction, attempted to take over GoldSpring. He and several other shareholders pooled their stock, which totaled 50.8% of extant GoldSpring shares, and signed consent resolutions that purported to remove seven board members and to revoke the Merriman transaction. Florida law, which governs GoldSpring's corporate operations, allows for action to be taken by resolution in lieu of a formal shareholder meeting when those in favor of the action own more than 50% of the corporation. *See* Fla. Stat. § 607.0725. The rump board, which consisted of Defendants Parent, Gasch, and Medhi, re-installed Parent as CEO the next day.

Plaintiffs sought a preliminary injunction to undo Parent's takeover. Although their complaint also alleges a violation of Section 13(d) of the Act, 15 U.S.C. § 78m(d), and a breach of fiduciary duty, Plaintiffs based their request for preliminary relief on Section 14(a). They argued that Rule 14a-3 required Parent to have filed and disseminated a proxy statement before his group could sign the

consent resolutions. *See* 17 C.F.R. § 240.14a-3(a). In opposition, Parent insisted that, because he had solicited ten or fewer shareholders to join in his takeover, he was exempt from Section 14a-3's proxy statement requirement. *See* 17 C.F.R. § 240.14a-2(b)(2). At an evidentiary hearing, Parent testified somewhat inconsistently that he contacted only four shareholders in connection with his takeover attempt. Faber also testified and claimed that Parent had solicited more than ten shareholders, but he offered little evidence to support his claim.

The district court issued its preliminary injunction on February 15, 2005. The court found that Plaintiffs "have arguably not shown a probability that Defendants violated Section 14(a)," but stated that "further discovery could be determinative of this issue." It also observed that Plaintiffs' Section 13(d) claim "ha[d] not been fully briefed for the Court," but stated that it nonetheless "retain[ed] jurisdiction over" the alleged violation. The district court then held that Plaintiffs had established that serious questions going to the merits thus merited injunctive relief. It did not say for which claim Plaintiffs had made the requisite showing. Nor did it make findings of fact as to Section 14(a), Section 13(d), or breach of fiduciary duty. Under the injunction, the district court stayed the implementation of the consent resolutions and restored GoldSpring's board to its original composition.

Two weeks later, the district court amended the preliminary injunction to prevent the issuance of any stock pursuant to the Merriman transaction. It then vacated this portion of the injunction on March 17, 2005. Since that time, the Merriman Investors have been able to convert their promissory notes into equity and purchase additional stock, thereby diluting the ownership share held by Parent and the others who signed the consent resolutions.

We review de novo the legal basis for a preliminary injunction. *FTC v. Enforma Natural Prods., Inc.*, 362 F.3d 1204, 1211 (9th Cir. 2004). Otherwise, our review is for abuse of discretion. *Id.* Had the district court made factual findings, those factual findings would have been reviewed for clear error. That is, we would have reviewed the findings to determine whether they were "implausible in light of the record, viewed in its entirety." *Nat'l Wildlife Fed. v. Nat'l Marine Fisheries Serv.*, 422 F.3d 782, 794 (9th Cir. 2005). When a preliminary injunction rests on factual findings, the review on appeal is normally quite deferential. *Save Our Sonoran, Inc. v. Flowers*, 408 F.3d 1113, 1121 (9th Cir. 2004).

To succeed on a motion for a preliminary injunction, a plaintiff must show either (1) a likelihood of success on the merits and the possibility of irreparable harm, or (2) the existence of serious questions as to the merits and the balance of hardships tipping in the plaintiff's favor. *Warsoldier v. Woodford*, 418 F.3d 989,

993-94 (9th Cir. 2005). The district court found that Plaintiffs raised "serious questions" as to the merits of an unspecified claim. Although this formulation places more weight on possible harm and less on a showing of a claim's likely success, *Kootenai Tribe v. Veneman*, 313 F.3d 1094, 1124 (9th Cir. 2002), the plaintiff must nonetheless show as an "irreducible minimum" a "fair chance of success on the merits." *Arcamuzi v. Cont'l Air Lines, Inc.*, 819 F.2d 935, 937 (9th Cir. 1987).

The district court did not identify the claim (or claims) on which it concluded Plaintiffs had a fair chance of success. Nor did it make any factual findings to support its conclusion that Plaintiffs had made the required showing. Rule 52(a) of the Federal Rules of Civil Procedure requires that, "in granting or refusing interlocutory injunctions the court shall . . . set forth the findings of fact . . . which constitute the grounds of its action." Compliance with this requirement is essential to enable meaningful appellate review. *See Mayo v. Lakeland Highlands Canning Co.*, 309 U.S. 310, 316 (1940). A district court's failure to comply "does not require reversal unless a full understanding of the question [on appeal] is not possible without the aid of . . . findings." *Enforma Nat'l Prods.*, 362 F.3d at 1212. If, however, the validity of a preliminary injunction turns on questions of fact, and

if "the record reveals genuine disputes" as to these questions, remand is required so that the district court can make the necessary findings. *Id.* at 1217.

We cannot tell on what ground the district court granted the preliminary injunction. If, as Plaintiffs and Defendants appear to agree, the district court based its injunction on the Section 14(a) claim, it can hardly be said that the factual record the parties developed below compels the district court's decision. Virtually the only evidence Plaintiffs introduced to show that Parent solicited more than ten shareholders is Faber's speculation to this effect. Parent testified otherwise, and the district court made no finding that discounted Parent's credibility.

We reverse the district court's decision to grant the preliminary injunction for failure to comply with the requirements of Rule 52(a). However, the injunction shall remain intact for a reasonable time not to exceed 90 days from the date on which this disposition is filed or until an earlier date on which the district court enters a succeeding preliminary injunction. During this time, the district court may issue a new preliminary injunction if, after undertaking the required analysis and making the necessary findings, it deems such an injunction appropriate. *See Hilo v. Exxon Corp.*, 997 F.2d 641, 647 (9th Cir. 1993). The district court might find it necessary for the parties to submit additional evidence going to the Section 14(a) claim or in support of Plaintiffs' other claims.

We note that the Merriman Investors have been allowed during the pendency of this appeal to convert their promissory notes into stock and to acquire additional equity based on the district court's March 17, 2005, order. The validity of this order depended on the now-vacated preliminary injunction. If, after further proceedings, the district court does not order a new preliminary injunction, we leave it to the district court to restore, as near as possible, the situation that would have existed if the preliminary injunction had never been granted.

REVERSED and **REMANDED**. The preliminary injunction shall remain in place for a reasonable time not to exceed 90 days to allow the district court to conduct further proceedings consistent with this disposition.